Exhibit 99.1

Relypsa, Inc. Announces Closing of Initial Public Offering

REDWOOD CITY, Calif., November 20, 2013 — Relypsa, Inc. (Nasdaq: RLYP), a clinical-stage biopharmaceutical company, today announced the closing of its initial public offering of 7,877,500 shares of its common stock at an initial public offering price of $11.00 per share, which includes the exercise in full by the underwriters of their option to purchase up to 1,027,500 additional shares of common stock. Relypsa’s common stock is listed on The NASDAQ Global Select Market under the trading symbol “RLYP.” All of the shares in the offering were offered by Relypsa. Relypsa estimates net proceeds from the offering to be approximately $77.9 million, after deducting underwriting discounts and commissions and estimated offering expenses.

Morgan Stanley & Co. LLC, BofA Merrill Lynch and Cowen and Company are acting as joint book-running managers for the offering. Stifel and Wedbush PacGrow Life Sciences are acting as co-managers.

This offering is being made solely by means of a prospectus, copies of which may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or by calling 866-718-1649, or by e-mailing prospectus@morganstanley.com; or BofA Merrill Lynch, 222 Broadway, New York, NY, 10038 Attention Prospectus Department, by email at dg.Prospectus_Requests@baml.com; or Cowen and Company, LLC (c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, Phone: 631-274-2806, Fax: 631-254-7140).

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on November 14, 2013. Copies of the registration statement, as amended, can be accessed through the SEC’s website at www.sec.gov. This offering was made solely by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Relypsa, Inc.

Relypsa, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of non-absorbed polymeric drugs to treat disorders in the areas of renal, cardiovascular and metabolic diseases. The company’s two-part pivotal Phase 3 trial of its lead product candidate, patiromer, for the treatment of hyperkalemia, a life-threatening condition defined as abnormally elevated levels of potassium in the blood, has been completed and the primary and secondary endpoints were met. Relypsa has global royalty-free commercialization rights to patiromer, which has intellectual property protection in the U.S. until at least 2030. More information is available at www.relypsa.com.

Relypsa, Inc.    |    700 Saginaw Drive, Redwood City, CA, 94063    |    Tel: 650-421-9500    |    Fax: 650-421-9700    |    www.relypsa.com